UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT – January 14, 2008

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22573 (Commission File Number)	65-0774638 (I.R.S. Employer Identification Number)

3601 Clover Lane
New Castle, PA 16105
(Address of principal executive offices)

(724) 654-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.

On January 14, 2008, we entered into a Securities Purchase Agreement with The Quercus Trust (“Quercus”), pursuant to which we have agreed to issue to Quercus up to 8,571,429 shares of our Common Stock, together with Common Stock Purchase Warrants that will entitle the holder to purchase up to 10,000,000 additional shares of our Common Stock.

At the initial closing on January 14, 2008, we issued and sold 1,904,762 first closing units to Quercus for an aggregate purchase price of $4,000,000, or $2.10 per Unit. Each initial closing unit consists of one share of Common Stock, and a 5-year Warrant to purchase 1.5 additional shares of Common Stock at an exercise price of $2.60 per share.

In the second closing, which will occur within five business days after we file the last of our delinquent reports under the Securities Exchange Act of 1934, Quercus has agreed to purchase 1,904,762 additional units for $4,000,000. Each second closing unit will consist of one share of Common Stock, and a 5-year Warrant to purchase 1.25 additional shares of Common Stock at an exercise price of $2.60 per share.

Quercus has agreed to make an additional investment of $10 million on or before June 30, 2008 upon the Company’s execution of one or more qualifying contracts that satisfy the requirements of the Securities Purchase Agreement. There is no assurance that the Company will be able to satisfy this condition. In that follow-on investment, Quercus has agreed to purchase an additional 4,761,905 units for $10,000,000. Each third closing unit will consist of one share of Common Stock, and a 5-year Warrant to purchase 1 additional shares of Common Stock at an exercise price of $2.60 per share.

The Warrants contain conventional anti-dilution provisions for adjustment of the exercise price in the event we issue additional shares of our Common Stock or securities convertible into Common Stock (subject to certain specified exclusions) at a price less than $1.00 per share.

In the Agreement, we agreed to file one or more registration statements under the Securities Act of 1933 covering the resale by Quercus of the shares of our Common Stock issued pursuant to the Agreement and the shares of our Common Stock issued upon exercise of the Warrants. The registration rights provisions of the Agreement contain conventional terms including indemnification and contribution undertakings and a provision for liquidated damages in the event the required registration statements are not filed, or are not declared effective, prior to deadlines set forth in the Agreement.

The Agreement also grants to Quercus a right of first refusal to participate in any subsequent financing we undertake prior to the second anniversary of the second closing (subject to certain conventional exceptions) in order to permit Quercus to maintain its fully-diluted ownership interest in our Common Stock.

As an inducement to Quercus to enter into the Agreement and to purchase the shares of our Common Stock and the Warrants issuable under the Agreement, certain directors, officers and principal holders of our issued and outstanding convertible securities, warrants and stock options agreed to refrain from converting any of their convertible securities or exercising any of their stock purchase rights until the board of directors proposes and our stockholders approve a charter amendment that will increase the number of authorized common shares from the current limit of 50 million shares of common stock to a proposed limit of not less than 75 million shares of common stock. Concurrently, we agreed to extend the expiration date of the warrants and options that are subject to forbearance agreements for a period of time equal to the forbearance period.

The Securities Purchase Agreement, the form of Warrant and the form of Forbearance Agreement are filed as Exhibits 10.1 and 4.5 to this Current Report on Form 8-K, and the foregoing descriptions are qualified in their entirety by reference to such Exhibits.

Item 3.02 — Unregistered Sales of Equity Securities.

Pursuant to the Securities Purchase Agreement described in Item 1.01 above, on January 14, 2008, we issued 1,904,762 shares of our Common Stock and a Warrant to The Quercus Trust. The Warrant entitles the holder thereof to purchase up to 2,857,143 additional shares of Common Stock, at any time on or before January 13, 2013, at an exercise price of $2.60 per share. The Warrant contains conventional anti-dilution provisions for the adjustment of the exercise price of the Warrant in the event we issue additional shares of our Common Stock or securities convertible into Common Stock (subject to certain exceptions) at a price of less than $2.60 per share.

In the Agreement, Quercus represented to us that it is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933) and a “qualified institutional buyer” (as such term is defined in Rule 144A under the Securities Act of 1933) and that it was acquiring the shares of our Common Stock and the Warrant for its own account, for investment purposes, and without a view toward distribution or resale of such securities. The shares of our Common Stock and Warrant were issued to Quercus in a transaction not involving a public offering and without registration under the Securities Act of 1933 in reliance on the exemption from registration provided by Section 4(2) of such Act.

Merriman Curhan Ford & Co. (AMEX: MEM) acted as sole placement agent in this transaction. In connection with the transaction, we paid $30,000 of legal fees on behalf of Quercus.

Item 9.01 — Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Quercus Trust.

10.2	Common Stock Purchase Warrant dated January 14, 2008, executed by Axion Power International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 17, 2008

Axion Power International, Inc.

By:	/s/ Thomas Granville
Thomas Granville
Chief Executive Officer